Exhibit 2.2

ASSET PURCHASE AGREEMENT

between

NEW CIE ENERGY OPCO, LLC

and

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

made as of

August 6, 2010

i

4.2.	Valid and Binding Agreement	30
4.3.	No Breach; Consents	30
4.4.	Brokerage	31
4.5.	Availability of Funds	31
4.6.	No Intent to Hire Employees	31

V. AGREEMENTS OF THE COMPANY		31

5.1.	Conduct of the Business	31
5.2.	Notice of Developments	34
5.3.	Pre-Closing Access	34
5.4.	Conditions	35
5.5.	Consents; Regulatory Filings	35
5.6.	Tax Cooperation	35
5.7.	Litigation Support	35
5.8.	Updating the Disclosure Schedule	36
5.9.	Cooperation	36
5.10.	Exclusivity	36
5.11.	Real Property Matters	36

VI. AGREEMENTS OF BUYER		37

6.1.	Conditions	37
6.2.	Consents; Regulatory Filings	37
6.3.	Litigation Support	37
6.4.	Employment Matters	37
6.5.	Cooperation	37
6.6.	Real Property Matters	38
6.7.	Distilled Spirits Bond	38
6.8.	Turbine Lease	38

VII. CONDITIONS TO CLOSING		38

7.1.	Conditions to Buyer’s Obligations	38
7.2.	Conditions to Seller’s Obligations	39

VIII. TERMINATION		40

8.1.	Termination	40
8.2.	Effect of Termination	41

IX. INDEMNIFICATION		42

9.1.	Survival of Representations, Warranties and Covenants	42
9.2.	Indemnification by Seller	42
9.3.	Indemnification by Buyer	43
9.4.	Method of Asserting Claims; Limitations	44

ii

X. GENERAL		45

10.1.	Press Releases and Announcements	45
10.2.	Expenses	46
10.3.	Amendment and Waiver	46
10.4.	Notices	46
10.5.	Assignment	47
10.6.	No Third-Party Beneficiaries	47
10.7.	Severability	48
10.8.	Complete Agreement	48
10.9.	Signatures; Counterparts	48
10.10.	Governing Law	48
10.11.	Specific Performance	48
10.12.	Jurisdiction	48
10.13.	Construction	49
10.14.	Time of Essence	49

Exhibits

A: Required Consents

B: Form of Indemnification Escrow Agreement

C: Form of Assignment and Assumption Agreement

D: Form of Limited Warranty Deed

E: Form of Assignment of Acquired Intellectual Property

F: Form of FIRPTA Certificate

G: Unsecured Creditor List

Schedules

2.1: Permitted Encumbrances

2.1(d)(i): Acquired Contracts

2.1(g): Bonds, Payments and Credits

2.1(j): Emission Reduction Credits, Permits and Rights

2.1(k): Other Assets

2.2(k): Other Excluded Assets

2.3: Assumed Liabilities

2.6(a): Allocation Schedule

4.3: Buyer — No Breach; Consents

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) between New CIE Energy Opco, LLC, a Delaware, limited liability company (the “Company” or “Seller”), and Aventine Renewable Energy Holdings, Inc., a Delaware corporation (“Buyer”), is made as of August 6, 2010.

RECITALS

WHEREAS, the Company owns certain assets related to an ethanol producing facility and a combined heat and power facility that provides electricity and steam to the ethanol facility located in Canton, Illinois (such business, as conducted by the Company, the “Business”); and

WHEREAS, the Company desires to sell to Buyer all of the Acquired Assets, and Buyer desires to purchase from the Company all of the Acquired Assets and assume all of the Assumed Liabilities, upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Contracts” has the meaning set forth in Section 2.1(d).

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(g).

“Acquired Leases” has the meaning set forth in Section 2.1(a)(ii).

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” and (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.6(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(b)(i)(E).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 9.2(c).

“Bond Deposit” has the meaning set forth in Section 6.7.

“Bond Deposit Release Date” has the meaning set forth in Section 6.7.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday on which commercial banks are open for business in New York.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnitee” means each and any of Buyer or any officer, director, employee, agent or stockholder of Buyer and their respective agents and representatives.

“Buyer Losses” has the meaning set forth in Section 9.2(a).

“Cap Amount” has the meaning given in Section 9.3(d).

“Cash Payment” has the meaning set forth in Section 2.5(a).

“Claim” has the meaning set forth in Section 9.4(b).

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Deposit” has the meaning set forth in Section 2.5(c).

“Disclosure Schedule” has the meaning set forth in Article III.

“Drop Dead Date” means August 6, 2010.

“Encumbrance” means any hypothecation, mortgage, encumbrance, infringement, interference, charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” has the meaning set forth in Section 3.14(a)(i).

“Environmental Orders” has the meaning set forth in Section 2.3(c).

“Environmental Reports” means environmental studies, investigations, audits, reports or assessments.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Escrow Agent” has the meaning set forth in Section 2.5(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Facility” means the ethanol producing facility and a combined heat and power facility that provides electricity and steam to the ethanol facility located in Canton, Illinois (Fulton County).

“Financial Statements” has the meaning set forth in Section 3.21.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authorization” means any Consent, license, permit or registration issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Hazardous Materials” has the meaning set forth in Section 3.14(a)( ii).

“Indemnification Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Indemnification Escrow Deposit” has the meaning set forth in Section 2.5(b).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) rights in trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi)  know-how and (vii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller,” “Knowledge of Company” and any similar phrase. Seller and Company shall be deemed to have “Knowledge” of a particular fact or other matter if Bruce Nordin or Jaime Lynch is, after due inquiry, actually aware of such fact or other matter.

“Latest Balance Sheet” means the unaudited balance sheet of the Company dated March 31, 2010.

“Latest Balance Sheet Date” means March 31, 2010.

“Latest Financial Statements” means the unaudited financial statements of the Company as of December 31, 2009.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.8(a)(ii).

“Letter of Intent” has the meaning set forth in Section 2.5(c).

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any damage, deficiency, penalty, fine, cost, amount paid in settlement, Liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses, but excluding incidental, special, consequential, exemplary, punitive, diminution in value, lost profits and similar damages.

“Material Adverse Effect” means any effect, event or occurrence that is or would reasonably be expected to be materially adverse to the Acquired Assets taken as whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Material Adverse Effect: (a) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which the Business participates (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Business, including its customers and suppliers), or (ii) the U.S. or world economy as a whole, provided, in each case, that such change, effect, event, occurrence, state of facts or developments do not disproportionately adversely affect the Business; (d) any adverse change, effect, event, occurrence, state of facts or development attributable to force majeure events or acts of war or terrorism; (e) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Law, or the interpretation or enforcement thereof; (g) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable Law (other than as a result of a violation of applicable Law), any contracts or agreements in existence as of the date hereof (other than as a result of a breach of any such contract or agreement) or any Assumed Liability referred to in Section 2.3(c); or (h) any Excluded Liability.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or establish a materiality threshold.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Notifying Party” has the meaning set forth in Section 9.4(a).

“Ordinary Course of Business” means the ordinary course of business of Seller consistent with past custom and practice since March 31, 2010, taking into account the matters reflected in the Letter of Intent.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 3.8(a)(i).

“Permitted Encumbrances” means:  (i) inchoate liens for current Taxes not yet due and payable, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operation of the Business as currently conducted or as proposed to be conducted, except that “Permitted Encumbrances” encumbering Owned Real Property or any leasehold estate of any Leased Real Property shall consist only of Liens set forth on Schedule 2.1, Notwithstanding anything herein to the contrary, in no event shall any of the following items be considered “Permitted Encumbrances”:  (i) liens, encumbrances and other matters intentionally or deliberately placed by Seller or suffered to exist by Seller on the Real Property after the date of this Agreement without Buyer’s written consent; (ii) any liens granted by Seller under a deed of trust, mortgage or other security instrument securing indebtedness of Seller, and any other liens for a liquidated sum, including, without limitation, judgment liens and mechanics’ and materialmen’s liens; and (iii) liens for unpaid taxes and special assessments (and penalties and interest thereon) for any years prior to the year of Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, Contract, program or arrangement (whether written or not) for the benefit of present or former employees of Seller, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company, (x) that the Company has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company is or may be financially liable as a result of the direct sponsor’s affiliation with the Company or the Company’s members (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company for the benefit of its employees or former employees) or (z) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor Liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.  Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which Seller has no present or potential Liability.

“Pre-Closing Period” means any taxable period ending on or before the close of business (local time at the Facility) on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Real Property” has the meaning set forth in Section 3.8(a).

“Real Property Lease” has the meaning set forth in Section 3.8(b).

“Records” has the meaning set forth in Section 2.1(e).

“Release” has the meaning set forth in Section 3.14(a)(iii).

“Remedial Action” has the meaning set forth in Section 3.14(a)(iv).

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” shall mean officers, directors, managers employees, attorneys, accountants, advisors, agents, distributors, licensees, members, shareholders, subsidiaries and lenders of a party.

“Required Consents” means each consent listed on Exhibit A.

“Resolutions” when used with respect to any Person means all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or other equity holders of such Person, such Person’s Board of Directors, Board of Managers or equivalent management body and all committees of the Company’s Board of Managers or such management body.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Contract” means a Contract (i) to which the Company is a party, (ii) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, (iii) under which the Company has or may acquire any right or interest, (iv) by which any of the Acquired Assets or Assumed Liabilities may be affected or (v) related to any of the Acquired Assets or Assumed Liabilities.

“Seller Indemnitee” means each and any of Seller or any officer, director, employee, agent or member of Seller and their respective agents and representatives.

“Tangible Personal Property” has the meaning set forth in Section 2.1(c).

“Tax Authority” means Governmental Entity responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments, escheat payments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Governmental Entity and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Reps” has the meaning set forth in Section 9.1.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information or statement pertaining to any Taxes required to be filed with a Governmental Entity.

“Title and Authority Reps” has the meaning set forth in Section 9.1.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer and/or the Company in connection with the Transaction.

“Transfer Taxes” means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording and other similar taxes and fees.

“Treasury Regulations” means the rules and regulations under the Code.

“Unsecured Creditor List” has the meaning set forth in Section 3.21.

“Wastewater Cleanup” has the meaning set forth in Section 2.3(c).

II.  PURCHASE OF ACQUIRED ASSETS AND CLOSING

2.1.          Purchase and Sale of Acquired Assets.  At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to buy from the Company, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest in, to and under the assets, properties, goodwill and other rights of every nature, kind and description, tangible and intangible, whether or not carried on the books of the Company or required to be reflected on a balance sheet prepared in accordance with GAAP, located at or related to the Facility or related to or used in the Business (other than the Excluded Assets) or otherwise agreed to be conveyed herein (the “Acquired Assets”), including the following, in each case, located at or related to the Facility or related to or used in the Business:

(a)           (i) the Owned Real Property, including all improvements and fixtures thereon, all rights and easements appurtenant thereto; and (ii) all of the Company’s rights under all lease agreements, license agreements and any other arrangements pursuant to which a person or entity other than the Company occupies or uses or enjoys rights to occupy or use any such Owned Real Property (such agreements and arrangements referred to in this Section 2.1(a)(ii) collectively are referred to herein as the “Acquired Leases”);

(b)           the leasehold interest in the Real Property leased to the Company listed on Schedule 3.9, including all improvements and fixtures thereon and all rights and easements appurtenant thereto;

(c)           all fixed assets and other tangible personal property, including that listed on Schedule 3.9(e), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of the Company relating to these items (the “Tangible Personal Property”);

(d)           (i) all Seller Contracts set forth on Schedule 2.1(d)(i), (the Seller Contracts referred to in Section 2.1(d)(i) collectively are referred to herein as the “Acquired Contracts”) and (ii) all rights of Company in, to, under or related to each of the Acquired Contracts;

(e)           the following written materials, data and records (in whatever form or medium) (collectively, the “Records”): (i) customer lists and records; (ii) equipment logs, (iii) service, warranty and claim records, (iv) maintenance records and other documents relating to the Real Property and the Tangible Personal Property, (v) safety data sheets, (vi) operating guides and manuals and (vii) those related to any of the Acquired Assets or Assumed Liabilities;

(f)            the Intellectual Property and Intellectual Property Rights listed on Schedule 3.10 (collectively, the “Acquired Intellectual Property”) and all rights that the Company may have to institute or maintain any action to protect the same and recover damages for any infringement thereof;

(g)           all performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges, including those listed on Schedule 2.1(g);

(h)           all of the Company’s claims related to the Acquired Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(i)            all Governmental Authorizations (and pending applications therefor), to the extent transferable;

(j)            all emission reduction credits, permits and rights, including those listed on Schedule 2.1(j);

(k)           all assets listed on Schedule 2.1(k); and

(l)            all other assets, properties, rights and claims related to the operations or conduct of the Business or which arise in or from the conduct thereof.

2.2.          Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Company (the “Excluded Assets”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Acquired Assets and will be retained by the Company and remain the property of the Company following the Closing:

(a)           all of the Company’s rights to recovery arising out of any Litigation that is currently pending and listed on Schedule 3.12;

(b)           all rights of the Company under this Agreement and any other agreements between the Company and Buyer entered into on or after the date of this Agreement;

(c)           the Company’s records relating to the organization, maintenance, existence and good standing of the Company as a corporation (excluding, for the avoidance of doubt, records relating to Real Property);

(d)           personnel records;

(e)           any records that the Company is required by Law to retain in its possession (provided, that copies of any such records that are not Excluded Assets by another provision of this Section 2.2 will, to the extent permitted by Law, be provided to Buyer at Closing);

(f)            those Governmental Authorizations and pending applications or renewals of governmental obligations that are nonassignable in accordance with their terms;

(g)           all insurance policies and rights thereunder;

(h)           all rights relating to Tax deposits and claims for Tax refunds and credits, and the right to make claims with respect thereto, and rights to offset including rights relating to the payment of interest payable with respect to any of the foregoing;

(i)            all Plans and all rights in connection with, and with respect to the assets associated with, any Plan;

(j)            Tax Returns and related records of the Company;

(k)           the assets listed on Schedule 2.2(k); and

(l)            all cash and cash equivalents.

2.3.          Assumption of Assumed Liabilities.  At the Closing and on the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume only the following Liabilities of the Company (the “Assumed Liabilities”):

(a) all executory Liabilities arising or to be performed after the Closing under all (i) Acquired Contracts listed on Schedule 3.11 and Acquired Leases as in existence on the date of this Agreement and set forth on Schedule 3.8; (ii) Acquired Contracts and Acquired Leases described in clause (i) to the extent the same are amended after the date of this Agreement with the prior written consent of Buyer; and (iii) those Acquired Contracts entered into after the date of this Agreement that Buyer expressly agrees to assume, in each case other than and excluding any Liability arising out of or relating to a breach that occurred prior to the Closing;

(b) those Liabilities listed on Schedule 2.3, including, but not limited to a mortgage in favor of the United States Department of Agriculture affecting a portion of the Owned Real Property, and certain equipment leases, all as more fully described on Schedule 2.3;

(c) all Liabilities with respect to all Remedial Actions and related costs and expenses (including, without limitation, investigation, remedial or corrective action, fines or penalties, and capital expenditures required to bring the Facility into compliance with Environmental Law) arising out of, required in connection with, or in any manner related to any of the conditions identified in the Litigation captioned People of the State of Illinois v. New CIE Energy Opco, LLC, and The Andersons, Inc. (No. 10-CH-33), venued in the Circuit Court for the Ninth Judicial Circuit, Fulton County, Illinois, the Verified Complaint for Injunctive and Other Relief filed in such Litigation, the Agreed Injunction Order as to New CIE Energy Opco, LLC, No. 10-CH-33, and any subsequent interim or final orders entered in connection with such Litigation (collectively, the “Environmental Orders”), including, but not limited to, all costs and expenses associated with the processing, treatment, transportation and disposal of the approximately 2.4 million gallons of process wastewater currently located at the Facility (the “Wastewater Cleanup”);

(d) effective as of the Closing Date, Buyer shall assume and agree to pay, perform, and discharge or cause to be paid, performed and discharged those duties, obligations and liabilities arising out of or in connection with the Buyer’s ownership or use of the Acquired Assets and the Real Property, including without limitation the Acquired Contracts, and

(e) Buyer will be solely responsible for capital expenditures and all other costs and expenses, including without limitation obtaining and complying with all environmental permits, testing, licensing, and regulatory approval requirements, associated with bringing the Facility from its status as of the Closing into an operational condition sufficient to resume operation, and to achieve full nameplate operation.

2.4.          Retained Liabilities.  The parties specifically acknowledge that Buyer is not agreeing to assume, and shall not be liable or responsible for, any Liability of the Company or any Affiliate of the Company other than the Assumed Liabilities and that nothing in this Agreement, including this Section 2.4, will be construed as an agreement otherwise.  Without limiting the foregoing and notwithstanding anything to the contrary contained in this Section 2.4 or elsewhere in this Agreement, the following Liabilities of Seller are not part of the sale and purchase contemplated by this Agreement, are excluded from the Assumed Liabilities and will be retained by Seller and remain the sole responsibility of Seller following the Closing (the “Retained Liabilities”):

(a)           any Liability arising out of, in connection with or relating to any loan or other indebtedness, unless such Liability is an Assumed Liability;

(b)           any Liability arising prior to Closing out of, in connection with or relating to any of the Acquired Assets, including the Acquired Leases and the other Acquired Contracts;

(c)           any Liability arising out of, in connection with or relating to any assets, properties or Contracts that are not included in the Acquired Assets, including the Excluded Assets;

(d)           any Liability arising out of, in connection with or relating to any Taxes attributable to or imposed upon the Company or its Affiliates, or attributable to or imposed upon the Acquired Assets for the Pre-Closing Period, but excluding any Transfer Taxes;

(e)           any Liability arising out of, in connection with or relating to any Plan;

(f)            any Liability arising out of, in connection with or relating to the Company’s disposition of an application for employment, the employment of any employee or the termination of the employment of any employee;

(g)           any Liability of the Company to any Affiliate of the Company;

(h)           any Liability of the Company under this Agreement, the other Transaction Agreements or any other Contract between the Company and Buyer;

(i)            any payment obligation for goods or services provided to the Company before the Closing Date, unless such Liability is an Assumed Liability;

(j)            any Liability arising from, in connection with or relating to the Company’s acts or omissions occurring after the Closing;

(k)           any Liability arising from, in connection with or relating to the breach of any Contract on or prior to the Closing or any Liability for payments or amounts due under any Contract on or prior to the Closing;

(l)            any Liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, unless such Liability is an Assumed Liability;

(m)          any Liability for expenses and fees incurred by the Company in or incidental to the preparation of the Transaction Agreements, preparation or delivery of materials or information requested by Buyer, and the consummation of the Transaction, including all banking, advisory, broker, counsel and accounting fees;

(n)           any Liability to any holder of any equity interest in the Company;

(o)           any Liability of the Company for worker health claims (including but not limited to claims or damages for worker’s compensation, personal injury, disease, or death claims), natural resources damage claims, and any other claims by third parties for any personal injury or property damage arising or resulting from, or Remedial Action to address, environmental contamination found on or emanating from the Real Property, other than the Assumed Liabilities, for events occurring or conditions existing on or under the Real Property prior to the Closing Date that are unknown to the Buyer as of the Closing Date; provided, however, that Buyer shall not be entitled to indemnification with respect to any such claim, to the extent that such claim is discovered or identified: (a) as a result of any invasive environmental investigation or sampling at the Real Property on behalf of Buyer after the Closing Date unless such investigation or sampling was required under applicable Environmental Law, or (b) as a result of Buyer requesting any Governmental Authority or other Person to investigate any matter, take any corrective action or enforce any rights in a manner that materially prejudices Seller’s responsibilities under this Section 2.4, unless required to do so under applicable Environmental Law.  Notwithstanding the foregoing, communication or correspondence by Buyer with a Governmental Authority or other Person for purposes of any legally required reporting of any pre-Closing conditions of material non-compliance with Environmental Law shall not cause Buyer to forfeit the right to indemnification for any costs arising out of or in connection with any environmental indemnification claim;

(p)           fines or penalties relating to noncompliance with Environmental Permits or Environmental Laws that occurred prior to Closing, but not including any fines or penalties relating to Assumed Liability 2.3(c); and

(q)           any Liability with respect to or arising out of claims of creditors of the Company that the Transaction constitutes a fraudulent transfer or conveyance of the assets of the Company.

2.5.          Purchase Price; Deposit; Indemnification Escrow Deposit.  The aggregate consideration to be paid to Seller by Buyer for the Acquired Assets shall be equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000) (the “Purchase Price”), payable as follows:

(a)           Cash Payment.   At the Closing, Buyer shall pay to Seller the amount of Eleven Million Dollars ($11,000,000) (the “Cash Payment”) by wire transfer of immediately available funds to an account designated by Seller in writing not less than two Business Days prior to the Closing Date.

(b)           Indemnification Escrow Deposit.  At the Closing, Buyer shall deposit with Wells Fargo Bank, National Association, or another mutually acceptable escrow agent agreed to in writing by Seller (the “Escrow Agent”), the sum of Five Hundred Thousand Dollars ($500,000) (the “Indemnification Escrow Deposit”) by wire transfer of immediately available funds under the terms of the Escrow Agreement to be executed at the Closing substantially in the form attached hereto as Exhibit B (the “Indemnification Escrow Agreement”).  The Indemnification Escrow Deposit shall at all times be and remain the property of Buyer unless and until disbursed to Seller in accordance with the terms and conditions of the Indemnification Escrow Agreement and such funds are not and shall not become subject to the debts, obligations, liens, charges, claims or liens of Seller or the Escrow Agent.  At the close of business (local time at the Facility) on the date that is twelve (12) months following the Closing Date, the balance of the Indemnification Escrow Deposit and interest thereon (less the amount of any payments for indemnification or amount(s) of any pending claim), if any, shall be disbursed to Seller as provided in the Indemnification Escrow Agreement

(c)           Deposit Credit.  At the Closing, Seller shall credit against the Purchase Price the amount of Five Million Dollars ($5,000,000) (the “Deposit”), representing the amount previously paid by Buyer to Seller as a non-refundable (except as specifically contemplated in this Agreement) deposit pursuant to the letter of intent among the parties and certain Affiliates of Seller with respect to the transactions contemplated by this Agreement, dated June 10, 2010 (the “Letter of Intent”).

2.6.          Asset Price Allocation; Certain Taxes.

(a)           Asset Price Allocation. Buyer and Seller have allocated the Purchase Price among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as applicable), as set forth on Schedule 2.6(a) (the “Allocation Schedule”).  If the parties fail to agree on the value to be assigned to the Owned Real Property, such value shall be determined by appraisal performed prior to the Closing Date by an independent appraiser jointly selected by Buyer and Seller.  In the event such an appraisal is obtained, one-half of the charge therefor shall be borne by Buyer and one-half of the charge therefor shall be borne by Seller.  Buyer and Seller shall file their respective Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule, and no party shall take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise unless required to do so by applicable Law.

(b)           Real Estate Taxes; Filing Fees.  All payments in respect of real estate Taxes and personal property Taxes shall be prorated between the Seller and Buyer as of the Closing Date on the principle that such Taxes for periods prior to the Closing Date shall be Seller’s responsibility and such Taxes for periods on or after the Closing Date shall be Buyer’s responsibility.  For purposes of determining such Taxes relating to the period prior to the Closing Date, the total Taxes for the applicable period shall be multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the date immediately prior to the Closing Date and the denominator of which is the number of days in the entire taxable period.  Seller shall pay all fees and costs of recording or filing all UCC termination statements and other releases of Encumbrances. Buyer shall pay the cost of applying for new permits and obtaining the transfer of existing permits; and Seller shall cooperate with and reasonably assist Buyer as needed in connection with obtaining or transferring any such permits.

(c)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalty and interest) (collectively, the “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be the responsibility of Buyer and Seller, and each party agrees to pay one-half (1/2) of the total amount of such Transfer Taxes.  The parties shall cooperate with each other in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, in obtaining all available exemptions from such Transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any exemption from such Transfer Taxes.

2.7.          The Closing.

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the third Business Day following the satisfaction or waiver of all of the conditions to the parties’ respective obligation to consummate the Transaction (other than conditions with respect to actions to be taken by the parties at Closing) or at such place or on such date as may otherwise be mutually agreed by Buyer and the Company, but in no event later than August 6, 2010 (the “Closing Date”).  The Closing will be effective as of 5:00 p.m. (local time at the Facility) on the Closing Date.

(b)           Subject to the conditions set forth in this Agreement, at the Closing:

(i)            Seller will deliver to Buyer the following items:

(A)          a certificate of an appropriate officer of the Company dated the Closing Date stating that the conditions set forth in subsections (a) through (h) of Section 7.1 have been satisfied;

(B)           the text of the resolutions adopted by the Board of Managers of the Company authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of the Company;

(C)           the Indemnification Escrow Agreement, duly executed by Seller;

(D)          the Required Consents, all duly executed by all appropriate parties;

(E)           the assignment and assumption agreement and bill of sale, in the form attached as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

(F)           a limited warranty deed (or deeds, as applicable) for the Owned Real Property in the form of Exhibit D, duly executed by the Company;

(G)           assignment of the Acquired Intellectual Property in the form of Exhibit E, together with other agreements, instruments, certificates and other documents necessary or appropriate to assign all of Seller’s rights and interests in and to the Acquired Intellectual Property to Buyer, duly executed by Seller;

(H)          appropriate instruments of transfer for the Acquired Assets subject to certificates of title, duly executed by Seller;

(I)            assignments and assumptions or other appropriate documents (in form reasonably acceptable to Buyer) for the Acquired Leases, if any, and other

Acquired Assets under leases accompanied by attornment and estoppel certificates, as the case may be, duly executed by the Company and any other appropriate parties;

(J)            a FIRPTA certificate in the form of Exhibit F, duly executed by the Company, for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2;

(K)          originals of all Acquired Contracts, together with all amendments thereto;

(L)           payoff and release letters from creditors of the Company with respect to the Acquired Assets, and all other agreements, instruments, certificates and other documents necessary or appropriate to release and terminate any and all Encumbrances (including Tax liens but excluding Permitted Encumbrances) against and on the Acquired Assets, duly executed by the appropriate parties;

(M)         UCC-3 termination statements with respect to any financing statements filed against the Business or any of the Acquired Assets, terminating all Encumbrances on any of the Acquired Assets, duly executed by the appropriate parties;

(N)          the Records;

(O)          that certain Agreement Regarding Turbine Lease, dated as of the date hereof, duly executed by Seller, Buyer and Citizens First National Bank, a national banking association (“Citizens First”); and

(P)           such other certificates, instruments or documents as Buyer may reasonably request, as are required pursuant to the provisions of this Agreement or as otherwise are necessary or appropriate to transfer the Acquired Assets and Assumed Liabilities in accordance with the terms and conditions hereof and consummate the Transaction, and to vest in Buyer and its successors and assigns full, complete, absolute, legal and equitable title to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, including, without limitation, a Seller’s Affidavit, in form approved by Buyer, Seller and the title company issuing Buyer’s owner’s title insurance policy, in order for such title company to issue such title policy without exception for any matters which are customarily removed by such title company’s receipt of a standard seller’s affidavit.

All actions to be taken by the Company in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to Buyer.  Seller shall also pay as soon as practicable after the Closing Date all unsecured creditors of the Company, including all unsecured creditors shown on the Unsecured Creditor List.

(ii)           Buyer will deliver to the Company the following items:

(A)          the Cash Payment by wire transfer of immediately available funds, to an account specified by Seller not less than two Business Days prior to the Closing Date;

(B)           a certificate of an appropriate officer of Buyer dated the Closing Date stating that the conditions set forth in subsections (a) through (d) of Section 7.2 have been satisfied;

(C)           the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer;

(D)          the Indemnification Escrow Agreement, duly executed by Buyer;

(E)           the Assignment and Assumption Agreement, duly executed by Buyer;

(F)           assignments and assumptions or other appropriate documents for the Acquired Leases, if any, and other Acquired Assets under leases, duly executed by Buyer;

(G)           such other certificates, instruments or documents as the Company may reasonably request, as are required pursuant to the provisions of this Agreement or as otherwise are necessary or appropriate to transfer the Acquired Assets and Assumed Liabilities in accordance with the terms and conditions hereof and consummate the Transaction, and to vest in Buyer and its successors and assigns full, complete, absolute, legal and equitable title to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances; and

(H)          that certain Agreement Regarding Turbine Lease, dated as of the date hereof, duly executed by Seller, Buyer and Citizens First.

(iii)          Buyer will deliver the Indemnification Escrow Deposit to the Escrow Agent in accordance with the terms of the Indemnification Escrow Agreement.

All actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to the Company.

(c)           All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered until all have been delivered or waived.

2.8.          Further Assurances.  On and after the Closing Date, Buyer, on the one hand, and the Company, on the other hand, will take all action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other party to carry out any of the provisions of this Agreement.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth on the Seller Disclosure Schedule attached to this Agreement prepared by the Company, the parts of which are numbered to correspond to the individual Section numbers of this Article III (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer as follows:

3.1.          Incorporation; Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all power and authority necessary to own, lease and operate its assets and to carry on the Business.  The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership or lease of property requires it to be so qualified and where the failure to be qualified would, individually or in the aggregate, have a Material Adverse Effect.  The Company is in compliance with all provisions of its Organizational Documents.  The Company has no Subsidiaries.

3.2.          Charter Documents; Books and Records.

(a)           The Company has delivered to Buyer accurate, correct and complete copies of (i) the Certificate of Organization and limited liability company agreement of the Company, with all amendments thereto, as presently in effect and (ii) all membership records of the Company.

(b)           The Company is not in violation of any of the provisions of its Certificate of Organization, limited liability company agreement or Resolutions, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

3.3.          Power and Authority; Valid and Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company have been duly and validly authorized by all necessary limited liability company action, including approval by the members of the Company of this Agreement, the other Transaction Agreements and the consummation of the Transaction.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception.  Each of the other Transaction Agreements has been, or upon execution and delivery will be, duly executed and delivered by the Company and constitutes, or upon execution and delivery will constitute, the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception.

3.4.          No Breach; Consents.  Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement or any other Transaction Agreement do not and will not (a) contravene any provision of the Organizational Documents of the Company or its Resolutions; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Acquired Contract, any other Seller Contract, or any Governmental Authorization; (d) result in the creation or imposition of any Encumbrance upon any of the Acquired Assets; (e) require any Governmental Authorization; (f) give any Governmental Entity or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Law or any Governmental Order; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Seller Contract; or (iv) revoke, suspend or modify any Governmental Authorization; (g) except with respect to Transaction Taxes, cause the Company or Buyer to become subject to, or to become liable for the payment of, any Tax, or cause any of the Acquired Assets to be reassessed or revalued by any Tax Authority or other Governmental Entity; or (h) require the Company to obtain any Consent or make or deliver any filing or notice to a Governmental Entity.  All Required Consents are listed on Exhibit A.

3.5.          Books and Records.  The financial, business and other books and records of the Company are complete and correct and have been prepared in good faith.  At the Closing, all such books and records will be in the possession of the Company.

3.6.          Absence of Certain Developments.  Since the Latest Balance Sheet Date:

(a)           no event or circumstance has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Assets or Assumed Liabilities;

(b)           no Person (including the Company) has entered into, or permitted any of the assets owned or used by the Company to become bound by, or accelerated, suspended, terminated, modified, canceled or waived any material right or remedy under, any Contract that is a Material Contract or would have constituted a Material Contract at the time of any such action; and

(c)           the Company has not taken any action, agreed to take any action, or made any omission that would constitute a breach of Section 5.1 if such action, agreement or omission were taken or made between the date of this Agreement and the Closing Date.

3.7.          Transactions with Affiliates.  No Affiliate of the Company (a) owns, directly or indirectly, any debt, equity or other interest in any entity with which the Company is Affiliated, has a business relationship or competes, other than Affiliates that own less than five percent (5%) of the issued and outstanding capital stock of a publicly-traded competitor of the Company; (b) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Affiliate other than with respect to any of the Company’s obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits; (c) has any direct or indirect interest in any asset (including the Acquired Assets), property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against the Company, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against the Company; (e) is a party to any Seller Contract or has had any direct or indirect interest in, any Seller Contract, transaction or business dealing of any nature involving the Company; or (f) received from or furnished to the Company any goods or services (with or without consideration).

3.8.          Property.

(a)           The real property owned, leased or occupied by the Company (the “Real Property”) and listed in Schedule 3.8(a) constitutes all of the real property (i) owned (the “Owned Real Property”) or (ii) leased or occupied (the “Leased Real Property”) by the Company relating to or used in the Business.  The Company has good, marketable and insurable fee simple title to the Owned Real Property, free and clear of any Encumbrance except for Permitted Encumbrances. The Company does not own, and the Acquired Assets do not include, any interest of any nature in any real property relating to or used in the Business other than the Real Property.  Except as described in Schedule 3.8(a), the Company is and has been in lawful possession of the Owned Real Property since the date or dates on which the Company first acquired the Owned Real Property as set forth on Schedule 3.8(a).  Except as disclosed on Schedule 3.8(a), no person or entity other than the Company and lessees under the Acquired Leases uses or has used or has been or is in possession of any part of the Real Property continuously or exclusively at any time since the date or dates on which the Company first acquired the Owned Real Property as set forth on Schedule 3.8(a).  To the best knowledge of the Company, the Company has delivered to Buyer accurate, correct and complete copies of existing title insurance policies, title reports, surveys and Environmental Reports, if any, for the Real Property.

(b)           Schedule 3.8(b) sets forth an accurate, correct and complete list of all leases to which the Leased Real Property is subject (each, a “Real Property Lease”) (including the street address of each Leased Real Property and the names of the lessor and of the lessee) and a list of Contracts affecting each Leased Real Property.

(c)           Schedule 3.8(c) sets forth an accurate, correct and complete list of all Acquired Leases (including the street address of the premises covered by each Acquired Lease and the names of the lessor and of the lessee) and, to the best knowledge of the Company, a list of Contracts affecting the premises covered by each Acquired Lease.  Each lessee under each Acquired Lease has been in lawful possession of the premises covered by each such Acquired Lease and has complied with all rent and other obligations under each such Acquired Lease since the commencement of the original term of each such Acquired Lease.  The Company has delivered to Buyer accurate, correct and complete copies of each Acquired Lease.  All Acquired Leases are in good standing and are valid and effective in accordance with their respective terms and, to the best knowledge of the Company, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

(d)           Except as set forth in the Disclosure Schedule, the Company has not received any written notice stating that there are any current zoning violation or condemnation proceeding with respect to any of the Real Property, and to the best knowledge of the Company no such condemnation proceedings are threadened.  No improvements have been made or, to the Knowledge of Seller, are contemplated to be made by any Governmental Entity, the costs of which are to be assessed as special Taxes or charges against any of the Real Property.  There are no present assessments, agreements or Contracts providing for future assessments against any of the Real Property.

(e)           (i) To the best knowledge of the Company, the Facility has received all permits required in connection with the ownership or operation thereof and has been operated and maintained in accordance with applicable Laws; (ii) other than the Acquired Leases, there are no leases, Contracts, options or rights granting to any Person the right of use, possession or occupancy of any portion of the Real Property; (iii) there are no Contracts, options or rights to purchase the parcel of Real Property, or any portion thereof, or interest therein; (iv) the Facility is supplied with utilities and other services necessary for its operation, including gas, electricity, water, telephone, sanitary sewer and storm sewer; and (v) Seller does not own any real property or interest therein (including any option or other right or obligation to purchase any real property or any interest therein), or hold a leasehold estate or leasehold interest in any such real property, which is contiguous or adjacent to the Real Property, other than a mortgagee’s interest in that certain Second Mortgage, dated June 9, 2006 and filed for record on June 18, 2007 as Document Number 0713040 in the office of the County Clerk & Recorder for Fulton County, Illinois, which mortgagee’s interest the Company has assigned to Buyer in accordance with the terms of this Agreement.

(f)            No work has been performed or is in progress at, and no materials have been furnished to the Real Property which, though not presently the subject of, might give rise to construction, mechanic’s, materialmen’s, municipal or other liens against the Real Property or any portion thereof, except that for which full and complete releases have been obtained.

(g)           Schedule 3.8(g) sets forth a true and complete list of all Tangible Personal Property included in the Acquired Assets.

(h)           Seller has good and indefeasible title to or valid leasehold interests in all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.9.          Tax Matters.

(a)           The Company has (i) filed (or has had filed on its behalf) each Tax Return required to be filed or sent by it in respect of any Taxes, (ii) duly paid in full all Taxes required to have been paid, or claimed by any Tax Authority to be payable, by the Company on a timely basis and (iii) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.  The Company has established in its books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes that are not yet due and payable.  The Company has no Liability with respect to sales or use Taxes.

(b)           There are no Encumbrances for Taxes upon any of the Acquired Assets, except Encumbrances for Taxes not yet due.

(c)           No action, suit, proceeding or audit relating to Taxes or Tax Returns of the Company is pending or, to the Knowledge of Seller, has been threatened.  The Company is not now nor has ever been a party to a Tax sharing agreement.

(d)           No waiver, extension or comparable Consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or any Tax Return is outstanding, nor is any request for any such waiver, extension or Consent pending.

(e)           No claim has ever been made or is expected to be made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)            The Company (i) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (ii) has no liability for Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

3.10.        Intellectual Property Rights.

(a)           Schedule 3.10 is a complete and accurate list of the Acquired Intellectual Property.

(b)           The Company exclusively owns and possesses all right, title and interest in and to, or has the right to use, the Acquired Intellectual Property free and clear of any Encumbrances (except for Permitted Encumbrances) and has not granted any license, sublicense, agreement or other permission to any other Person with respect to any Acquired Intellectual Property.  There are no outstanding options, licenses or agreements of any kind relating to the Acquired Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information or other proprietary rights or processes of any other person or entity.  The Company has maintained the Acquired Intellectual Property in confidence and has not granted, directly or indirectly, any rights or interest whatsoever in the Acquired Intellectual Property to any third party.  The Company is able to transfer to Buyer on the Closing Date all of the Acquired Intellectual Property.

(c)           The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other person or entity relative to the Acquired Intellectual Property.  None of the Acquired Intellectual Property infringes, conflicts with or violates any trademark, service mark, trade name, copyright, trade secret, patent or confidential or proprietary rights of any third party and, to the Knowledge of Seller, no Person has infringed or is infringing upon any of the owned Acquired Intellectual Property.  No claim by any third party contesting the validity of any Acquired Intellectual Property has been made, is currently outstanding or, to the Knowledge of Seller, is threatened.

There have been no challenges to the validity of the Company’s ownership rights in the owned Acquired Intellectual Property.  There is no pending or, to the Knowledge of Seller, threatened, any litigation or claim of infringement or title dispute with respect to the Acquired Intellectual Property.  No claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right, has been made or is pending or, to the Knowledge of Seller, threatened against the Company relative to the Acquired Intellectual Property.

3.11.        Material Contracts.

(a)           Schedule 3.11 lists as of the date of this Agreement (1) all Contracts that are material to, or could reasonably be expected, individually or in the aggregate, to materially affect, the Business, the Acquired Assets or the Assumed Liabilities, and (2) the following Seller Contracts relating to the Business (collectively, the “Material Contracts”):

(i)            each employment, agency, collective bargaining or consulting Contract;

(ii)           each distributor, reseller, OEM, dealer, manufacturer’s representative, broker or sales agency Contract;

(iii)          each Contract or group of related Contracts with the same party or its Affiliates for the purchase of products or services in excess of $50,000;

(iv)          each Contract or group of related Contracts with the same party or its Affiliates for the sale of products or services in excess of $50,000;

(v)           each lease of real or personal property in excess of $50,000;

(vi)          each Contract affecting any right, title or interest in or to the Real Property;

(vii)         each Contract with any Governmental Entity;

(viii)        each Contract for the sale or purchase of any capital assets;

(ix)           each Contract for capital expenditures in excess of $50,000;

(x)            each Contract relating to financing or the borrowing of money, any obligation for the deferred purchase price of property, or to mortgaging, pledging or otherwise placing an Encumbrance on any of the Acquired Assets;

(xi)           each Contract guaranteeing in any way any Contract in connection with any Person;

(xii)          each Contract relating to any surety bond or letter of credit required to be maintained by the Company;

(xiii)         each Contract concerning a partnership, joint venture, or cooperative arrangement or otherwise involving a sharing of profits;

(xiv)        each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xv)         each Contract containing confidentiality or non-disclosure provisions;

(xvi)        each Contract involving insurance;

(xvii)       each Contract involving Intellectual Property Rights, including the transfer or license thereof to or from the Company;

(xviii)      each Contract involving the Company’s information systems or software, other than off-the-shelf software;

(xix)         each Governmental Authorization;

(xx)          each Contract obligating the Company to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

(xxi)         each advertising Contract;

(xxii)        each Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(xxiii)       each Contract for the manufacture, service or maintenance of any product of the Business;

(xxiv)       each Contract for the purchase or sale of any assets other than in the Ordinary Course of Business or for the option or preferential rights to purchase or sell any assets;

(xxv)        each requirement or output Contract;

(xxvi)       each other Contract that (A) provides for payment or performance by either party thereto having an aggregate value of $50,000 or more; (B) is not terminable without payment or penalty on sixty (60) days (or less) notice; or (C) is between an Affiliate of the Company and the Company;

(xxvii)      each Contract to indemnify any Person or to share in or contribute to the liability of any person; and

(xxviii)     each proposed arrangement of a type that, if entered into, would be a Contract described in any of clauses (1) or (2)(i) through (xxvii) above.

(b)           The Company has delivered to Buyer accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof.  All Material Contracts are in writing.  All Acquired Contracts to which the Company is a party, third-party beneficiary or subject or by which it is bound relating to the Business and that do not constitute Material Contracts do not, in the aggregate, represent a material portion of the Liabilities of the Company.

(c)           Each Acquired Contract is valid and binding, in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception.

(d)           The Company has performed all obligations required to be performed by it in connection with, and is not in default under, each Acquired Contract.  The Company has not received any notice of any default by it under or termination of any Acquired Contract.  The Company does not have any expectation or intention of not fully performing any obligation pursuant to any Acquired Contract, and there is no breach, anticipated breach or default by the Company or, to the Knowledge of Seller, any other party to any Acquired Contract, thereunder.

(e)           No event has occurred, and no circumstance or condition exists, that would reasonably be expected to (i) result in a violation or breach of any of the provisions of any Acquired Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Acquired Contract; (iii) give any Person the right to accelerate the maturity or performance of any Acquired Contract or to cancel, terminate or modify any Acquired Contract; or (iv) otherwise have a Material Adverse Effect on the Acquired Assets in connection with any Acquired Contract.  The Company has not waived any of its rights under any Acquired Contract.

3.12.        Litigation.  Except for the litigation regarding the Assumed Liabilities described in Section 2.3(c):

(a)           No Litigation is pending or, to the Knowledge of Seller, threatened against or affecting the Company, any of the Company’s properties, assets (including the Acquired Assets), operations or businesses (including the Business), or the Company’s rights relating thereto.  To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Litigation.  The Company has delivered to Buyer true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Litigation.  No insurance company has asserted in writing that any such Litigation is not covered by the applicable policy related thereto.

(b)           Neither the Company, its officers, managers, or employees, nor any of the Company’s properties, assets (including the Acquired Assets), operations or businesses (including the Business), nor the Company’s rights relating to any of the foregoing, is subject to any Governmental Order or any proposed Governmental Order.

3.13.        Compliance with Laws; Governmental Authorizations.

(a)           The Company has complied in all material respects with all Laws and Governmental Orders that are applicable to the Company or any of the Company’s properties, assets (including the Acquired Assets), operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Law or Governmental Order.  The Company is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization, that would not be available to Buyer after the Closing.  The Company has not received any written or oral notice regarding any actual, alleged or potential violation of any Law.

(b)           The Company has in full force and effect all Governmental Authorizations necessary or appropriate to conduct the Business as conducted and as proposed to be conducted and own and operate its properties (including without limitation the Facility).  Schedule 3.13(b) lists each Governmental Authorization held by the Company.  The Company has complied with all Governmental Authorizations applicable to it.  The Company has not received any notice of any violation in respect of any Governmental Authorization, and, to the Knowledge of the Company, there is no basis therefor.  No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

Notwithstanding anything to the contrary in this Section 3.13, the Company makes no representation or warranty in this Section 3.13 with respect to matters addressed in Section 3.14, or with respect to the Assumed Liabilities described in Section 2.3(c).

3.14.        Environmental Matters.

(a)           For purposes of this Agreement:

(i)            “Environmental Law” means any applicable Law regulating or prohibiting Releases or threatened Releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection or pollution of natural resources or the environment, and concerning or relating to public or employee health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been amended or supplemented;

(ii)           “Hazardous Materials” means any pollutant, contaminant, chemical, waste, material, substance or petroleum product or combination thereof, whether solid, liquid or gaseous in nature, as defined or regulated under any Environmental Law; and

(iii)          “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, leaching or other releases into the environment.

(iv)          “Remedial Action” means all actions, including any capital expenditures, required by a Governmental Entity or required under any Environmental Law to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies or investigations or post-remedial monitoring or care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law , including the payment of any fines or penalties.

(b)           Except for the Assumed Liabilities and as disclosed in Schedule 3.14:

(i)            The Company is and has been, and the Business and the Facility are and have been operated, in compliance, in all material respects, with all Environmental Laws, which compliance includes, without limitation, obtaining and complying with all permits, licenses, authorizations and approvals necessary to occupy the Real Property and conduct the Business and/or operate the Facility.  All such permits, licenses, authorizations and approvals are in full force and effect. The Company has filed all material reports and notifications required to be filed under applicable Environmental Law.

(ii)           There is no outstanding, or to the Knowledge of Seller threatened, oral or written notice of violation, order, demand, allegation, citation, directive, summons, complaint, fine, penalty or claim relating to the Real Property and arising under any Environmental Law.  Except for the Environmental Orders, the Company has not received written or oral notice of any claim or proceeding (including any third-party claim, contribution action, administrative proceeding or information request) relating to the Real Property under any Environmental Law or alleging that the Real Property or the Company’s operations thereon is or may be in violation of, or has given rise to potential Liability (including any investigatory, remedial or corrective Liabilities) under, any Environmental Law.

(iii)          To the Knowledge of Seller, there are no underground storage tanks owned, operated or located on or under the Real Property.  All above ground tanks at the Real Property are in compliance with Environmental Laws.  To the Knowledge of Seller, there are no polychlorinated biphenyls located on, in, upon or under the Real Property.  To the Knowledge of Seller, there is no friable asbestos located on, in or upon the Real Property.

(iv)          Neither the Company nor, to the Knowledge of the Company any other Person for whose conduct the Company is or may be held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, recycled, arranged for or permitted the disposal of, produced, processed or Released any Hazardous Materials, or any solid wastes at any Real Property, in a manner that has given or would give rise to any damages, pursuant to any applicable Environmental Laws.  The Real Property is not listed on the National Priorities List.

(v)           To the Knowledge of Seller, the Transaction will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any Environmental Laws, under any so-called “transaction-triggered” or “responsible property transfer” requirements.

(vi)          To the Knowledge of Seller, no facts, events or conditions relating to the Real Property will prevent, hinder or limit continued operation in compliance with Environmental Laws or give rise to any Liabilities thereunder.

3.15.        Employees.

(a)           No employee of the Company has been granted the right to continued employment by the Company or to any compensation following termination of employment with the Company.

(b)           The Transaction will not cause Buyer to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(c)           Except as disclosed in Schedule 3.15(c), none of the employees of the Company is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or threatened or during the past five (5) years has been made or threatened to organize any of its employees to form or enter into any labor union, employee association or similar organization.  No employee of the Company is a member of any labor union, employee association or similar organization.  There are no strikes, slowdowns, work stoppages or other labor controversies pending or, to the Knowledge of Seller, threatened against or otherwise affecting the employees of the Company or the Facility.  The Company has not experienced any labor strike, slowdown, work stoppage or other material labor controversy involving its employees within the past five (5) years.

(d)           The Company has paid in full to all employees all wages, salaries, bonuses, commissions and other compensation due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses, commissions and other compensation due but not yet payable to such employees.

3.16.        Employee Benefits.

(a)           None of the Acquired Assets is subject to any lien under Section 412(n) of the Code or Section 4068 of ERISA.  Each Plan to which the Company contributes on behalf of its employees that is intended to be a tax qualified Plan under Section 401(a) of the Code is in fact so qualified and has received a determination letter from the IRS as to its tax qualified status and is in material compliance with ERISA and the Code as to both form and operation.

(b)           Seller has obtained, maintained in effect and funded and currently maintains and funds all of the Plans in accordance with their terms and all applicable Laws.  Nothing contained in this Agreement nor any of the Plans will obligate Buyer to continue any Plan, provide any benefits whatsoever to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any Plans from and after the Closing.

3.17.        Insurance.  Seller has obtained insurance policies from financially sound and reputable insurers covering the Acquired Assets and the Business against all risks usually insured against by Persons operating the same or similar lines of business, in coverage amounts that are reasonable and customary for Persons engaged in the same or similar lines of business. Schedule 3.17 sets forth a true and complete list of all insurance policies related to the Acquired Assets or Assumed Liabilities, or related to or used in the Business, and such policies are in full force and effect.

3.18.        No Other Agreement.  Other than for sales of assets in the Ordinary Course of Business, the Company has not entered into any Contract with respect to the sale or other disposition of any of the Acquired Assets.

3.19.        Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract or action made by or on behalf of the Company, and the Company shall be responsible for any such compensation.

3.20.        Disclosure.  The Company is not making any representation or warranty, express or implied, of any nature whatever with respect to the Business or the Company other than the representations and warranties of the Company specifically set forth in this Article III or elsewhere in this Agreement.

3.21.        Financial Statements.  The Company has provided to Buyer true and correct copies of the following financial statements (the “Financial Statements”) of the Company:  (a) unaudited balance sheets and statements of income, changes in members’ equity and cash flow as of and for the fiscal years ended December 31, 2008 and 2009; and (b) the Latest Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the Company’s financial condition as of such dates and the Company’s results of operations for such periods and are correct, complete and consistent with the Company’s books and records; provided, however, that the Latest Financial Statements lack footnotes and other presentation items.   Attached hereto as Exhibit G is a list of all of the unsecured creditors of the Company and amounts currently due to such creditors as of the date hereof (the “Unsecured Creditor List”), which list is true, complete and correct as of the date hereof.

3.22.        No Undisclosed Liabilities.  The Company does not have any liability or obligation (and there is no basis for any present or future Litigation or Governmental Order against the Company or the Acquired Assets giving rise to any liability or obligation), except for (a) liabilities reflected or reserved against on the Latest Balance Sheet (rather than disclosed in any notes thereto) and not paid or discharged prior to Closing and (b) liabilities arising after the Latest Balance Sheet Date in the Company’s Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities and obligations reflected or reserved against on the Latest Balance Sheet (rather than disclosed in any notes thereto) and which do not (i) result from or relate to any tort or infringement or any breach, violation of or default under any Law,

Governmental Order, Governmental Authorization or Contract or (ii) arise out of any Litigation or Order.

3.23.        Customers and Suppliers.  Schedule 3.23 lists the Company’s (a) ten largest customers in terms of sales during the 12 month period ended as of the Latest Balance Sheet Date and states the approximate total sales by the Company to each such customer during such period, and (b) ten largest suppliers during the 12 month period ended as of the Latest Balance Sheet Date.  Except as set forth in Schedule 3.23, the Company has not received notice of termination or an intention to terminate the relationship with the Company from any customer or supplier.

3.24.        Accuracy of Information Furnished.  No representation, statement, or information contained in this Agreement (including the Disclosure Schedule) contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading.  The Company has provided Buyer with correct and complete copies of all documents listed or described in the Disclosure Schedule.

IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that as of the date of this Agreement:

4.1.          Incorporation; Power and Authority.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all power and authority necessary to own, lease and operate its assets and to carry on its business as conducted.  Buyer is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership or lease of property requires it to be so qualified and where the failure to be qualified would have a Material Adverse Effect.  Buyer is in compliance with all provisions of its Organizational Documents.

4.2.          Valid and Binding Agreement.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.  The execution, delivery and performance of this Agreement and the other Transaction Agreements by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Remedies Exception.  Each of the other Transaction Agreements has been, or upon execution and delivery will constitute the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Remedies Exception.

4.3.          No Breach; Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement will not (with or without notice or lapse of time) (a) contravene any provision of the Organizational Documents of Buyer or its Resolutions; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) except as set forth on Schedule 4.3, conflict with or result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification or abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; (d) require any Governmental Authorization; (f) give any Governmental Entity or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Law or Governmental Order; or (iii) revoke, suspend, or modify any Governmental Authorization; (g) cause the Company or Buyer to become subject to, or to become liable for the payment, of any Tax, or cause any of the Acquired Assets to be reassessed or revalued by any Tax Authority or other Governmental Entity; or (h) require Buyer to obtain any Consent or make or deliver any filing or notice to a Governmental Entity.

4.4.          Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract or action made by or on behalf of Buyer, and Buyer shall be responsible for any such compensation.

4.5.          Availability of Funds.  Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

4.6.          No Intent to Hire Employees.   Buyer does not intend, and has no obligation, to offer employment to any employees employed at the Facility.

V.  AGREEMENTS OF THE COMPANY

5.1.          Conduct of the Business.  At all times prior to the Closing:

(a)           Subject to the limitations set forth in Section 5.1(b), the Company will, and will cause its members, managers and employees to, (i) conduct the Business only in, and not take any action except in, the Ordinary Course of Business and in accordance with applicable Law; (ii) use commercially reasonable efforts to preserve the Company’s business organization and goodwill, preserve intact all rights of the Company to retain its employees, keep available the services of its officers, employees and consultants and maintain good relationships with employees, vendors, suppliers, customers and others having business relationships with it; (iii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer; (iv) except as required by Law, not take any action that would render, or which reasonably may be expected to render, any representation or warranty made by Seller in this Agreement untrue or would, or which reasonably may be expected to, prevent the Company from performing or cause it not to perform its covenants hereunder; (v) pay all of the Company’s Liabilities and Taxes when due; and (vi) maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Company;

(b)           without first obtaining the written consent of Buyer, the Company will not, and will cause its members, officers, managers and employees not to, directly or indirectly with respect to the Company:

(i)            cancel or terminate the Company’s current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(ii)           acquire by merging or consolidating with, or by purchasing any securities or assets (which are material, individually or in the aggregate, to the Company) of, or by any other manner, any business or any Person;

(iii)          sell, transfer, lease, license or assign any of the Acquired Assets or any interest therein or otherwise permit any of the Acquired Assets or any interest therein to become subject to any Encumbrance other than Permitted Encumbrances;

(iv)          grant any license or sublicense of any rights under or with respect to any Acquired Intellectual Property;

(v)           take any action not announced prior to the date of this Agreement to the customers, suppliers or distributors of the Company, including providing promotions, coupons, discounts or price increases;

(vi)          enter into any Contract (or series of related Contracts);

(vii)         enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or accelerate, suspend, terminate, modify, cancel or waive any material right or remedy under, any such Contract;

(viii)        violate any Law applicable to the Company;

(ix)           change or announce any change to the Company Products or any services sold by the Company;

(x)            violate, terminate or amend any Seller Contract or Governmental Authorization;

(xi)           commence any Litigation other than for (A) the routine collection of accounts receivable or (B) injunctive relief on the grounds that the Company has suffered immediate and irreparable harm not compensable in money damages if the Company has obtained the prior written consent of Buyer, such consent not to be unreasonably withheld;

(xii)          declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of its equity interests;

(xiii)         make any capital expenditure in excess of $50,000, individually or in the aggregate;

(xiv)        provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, members, officers, employees or managers of the Company;

(xv)         borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty;

(xvi)        discharge any Encumbrance, indebtedness or other Liability (A) in excess of $25,000, individually or in the aggregate, except for Liabilities reflected or reserved against in the Latest Financial Statements and accounts payable in the Ordinary Course of Business or (B) not permitted to be discharged under the terms of the Letter of Intent;

(xvii)       change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(xviii)      change the terms of its accounts or other payables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment or generation of its accounts or other payables;

(xix)         create, incur or become subject to any Liability, contingent or otherwise, except current Liabilities in the Ordinary Course of Business not in excess of $25,000 individually or in the aggregate and that would not violate the Company’s obligations under the Letter of Intent;

(xx)          make any material change affecting the Business, including but not limited to (i) changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any capital expenditures or deferrals of capital expenditures; (iv) deviations from operating budgets or plans on sales and profitability; or (v) other than in the Ordinary Course of Business, change any of its business policies, including advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

(xxi)         amend its Certificate of Organization or limited liability company agreement;

(xxii)        split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in lieu of, or in substitution for, its current issued and outstanding membership units;

(xxiii)       issue, sell, dispose of or encumber, or authorize the issuance, sale, disposition or encumbrance of, any interest in its securities or grant, enter into or accept any options, warrants, convertible securities or other rights to acquire any securities or any other ownership interest in the Company;

(xxiv)       enter into any employment or collective bargaining agreement, written or oral, or modify the terms of any such existing agreement;

(xxv)        fail to maintain the Acquired Assets in good repair, order and condition, reasonable wear and tear excepted;

(xxvi)       file a petition for bankruptcy; or

(xxvii)      enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 5.1(b)(i) through (xxvii). above.

5.2.          Notice of Developments.  The Company will promptly notify Buyer in writing regarding any (a) emergency or other change in the Ordinary Course of Business of the Company (including the filing of any involuntary bankruptcy petition) or the commencement or threat of Litigation of which Seller has Knowledge; (b) action taken by the Company not in the Ordinary Course of Business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on the Business or the Company or adversely affect the Company’s ability to consummate the Transaction; (c) fact, circumstance, event, or action by the Company (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; (ii) which would cause or constitute an inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any other Transaction Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such fact, circumstance, event or action, or (B) such fact, circumstance, event or action had occurred, arisen or existed on or prior to the date of this Agreement; or (iii) the existence, occurrence, or taking of which would result in any of the representations and warranties of the Company contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing; (d) breach of any covenant or obligation of the Company hereunder; and (e) circumstance or event which will result in, or could reasonably be expected to result in, the failure of the Company to timely satisfy any of the closing conditions specified in Article VII of this Agreement.  The Company shall promptly notify Buyer of any material change in the financial condition, Acquired Assets, Assumed Liabilities, Business or prospects of the Business and shall keep Buyer fully informed of such events and permit Buyer’s representatives to participate in all discussions related thereto.

5.3.          Pre-Closing Access.  Through the Closing Date, Seller will afford to Buyer and its identified representatives access at reasonable times during normal business hours and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets, and projections, customers, suppliers and other information of the Company, and the workpapers of Seller’s independent accountants, relating to the Business or the Acquired Assets and otherwise provide such assistance as may be reasonably requested by Buyer in order that Buyer have an opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of Seller relating to the Business or the Acquired Assets.  In addition, Seller will cooperate fully (including providing introductions as requested by Buyer) with Buyer to enable Buyer to contact third parties, including government agencies and employees and suppliers of the Company.

5.4.          Conditions.  The Company will use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, and in any event on or before the Drop Dead Date.

5.5.          Consents; Regulatory Filings.

(a)           As promptly as possible after the date of this Agreement, Seller shall cooperate, and use its commercially reasonable efforts, to make and deliver all filings, applications, and notices and obtain all licenses, permits, transfers, Consents, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement.

(b)           With respect to each Acquired Contract pursuant to the terms and conditions of which a Consent is required for assignment of such Acquired Contract to Buyer and for which any Consent is not obtained prior to Closing (other than a Required Consent which Seller shall obtain or cause to be obtained prior to Closing), Seller will use its commercially reasonable efforts to obtain any such Consent after the Closing Date until such Consent has been obtained and Seller will provide Buyer with the same benefits arising under each such Acquired Contract, including performance by the Company as agent, to the extent permitted by Law, provided that Buyer will provide the Company with such access to the premises, books and records and personnel as is necessary to enable Seller to perform its obligations under each such Acquired Contract and Buyer shall pay or satisfy the corresponding Liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such Consent had been obtained.

5.6.          Tax Cooperation.  Seller will (a) provide Buyer with such assistance as may reasonably be requested by Buyer in connection with the preparation of any Tax Return related to the Acquired Assets or the Business and (b) retain and provide to Buyer, upon reasonable request, any records or other information that may be relevant to such Tax Return or Litigation in respect of Taxes related to the Acquired Assets or the Business.

5.7.          Litigation Support.  In the event and for so long as Buyer or any of its Affiliates is actively contesting, defending against or involved in any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving Acquired Assets, the Assumed Liabilities or the Business (or any Litigation to which any of the foregoing matters is relevant), Seller will cooperate with Buyer in the Litigation, make available its personnel and provide such testimony and access to its books and records as may be reasonably requested by Buyer in connection with the Litigation, at the cost and expense of Buyer (with respect to such cost and expense, unless and to the extent Buyer is entitled to indemnification therefor under Article IX).

5.8.          Updating the Disclosure Schedule.  If any event, condition, fact, action or circumstance that is required to be disclosed pursuant to Section 5.1 would require a change to the Disclosure Schedule or if any such event, condition, fact, action or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact, action or circumstance, then Seller shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change and shall use its commercially reasonable efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to prevent or cure any misrepresentation or breach of any representation, warranty or covenant, supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article VII have been satisfied.

5.9.          Cooperation.  After the Closing, upon the request of Buyer, the Company shall execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer of, Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, in accordance with the terms of this Agreement.

5.10.        Exclusivity.  The Company will not, and will cause its Affiliates and Representatives not to (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity interests in the Company or any of the Acquired Assets (including any acquisition structured as a merger, consolidation, or equity exchange), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or (c) otherwise fail to comply with its obligations under Paragraph 16 of the Letter of Intent.  The Company will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

5.11.        Real Property Matters.  With respect to the Real Property, Seller has delivered to Buyer copies in its possession of all (a) soil, engineering, and environmental reports and studies, (b) any existing surveys and plats, (c) Seller’s source deeds, (d) any and all title insurance commitments and title insurance policies, (e) the Real Property tax bills for the current fiscal year, and (f) any Governmental Authorizations. Except for Permitted Encumbrances, at or prior to the Closing, Seller shall obtain the release of all liens disclosed in the Disclosure Schedule, and shall duly file releases of all such liens with each Governmental Entity or each office in which any such lien or evidence thereof shall have been previously filed, and Seller shall transfer and convey, or cause to be transferred and conveyed, to Buyer at Closing title to all of the Real Property free and clear of all Encumbrances, except for Permitted Encumbrances.

VI.  AGREEMENTS OF BUYER

6.1.          Conditions.  Buyer will use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, and in any event on or before the Drop Dead Date.

6.2.          Consents; Regulatory Filings.  Buyer shall reasonably cooperate with the Company in its making of all filings and obtaining all licenses, permits, Consents, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement in accordance with Section 5.4.  Buyer shall not be required to (i) agree to any material changes in, or the imposition of any material condition to the transfer to Buyer of, any Seller Contract or Governmental Authorization as a condition to obtaining any Consent; or (ii) dispose of or make any changes to its business, expend any material funds or incur any other burden in order to comply with this Section 6.2.

6.3.          Litigation Support.  In the event and for so long as the Company is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Acquired Assets, Buyer will cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records and the Facility and Real Property as may be reasonably requested by the Company in connection with the contest or defense, to the extent such cooperation does not unreasonably interfere with Buyer’s conduct of its business, all at the sole cost and expense of the Company (with respect to such cost and expense, unless and to the extent the Company is entitled to indemnification therefor under Article IX).  Buyer and the Company will work cooperatively to negotiate with the State of Illinois to have Buyer be the sole party responsible for completion of the Remedial Actions related to the Assumed Liabilities described in Section 2.3(c).

6.4.          Employment Matters.

(a)           Buyer will not have any responsibility, Liability or obligation, whether to employees, former employees, independent contractors, consultants, their respective beneficiaries or to any other Person, with respect to any Plan maintained by or compensation arrangement with the Company.

(b)           Effective immediately before the Closing, the Company will terminate the employment of all employees.

(c)           Buyer is not obligated to assume any collective bargaining agreements under this Agreement.

6.5.          Cooperation.  Buyer will (a) provide the Company with such assistance as may reasonably be requested by the Company in connection with the preparation of any Tax Return related to the Acquired Assets or the Business, and (b) retain and provide to the Company and the Company’s employees and representatives, upon reasonable requests, access to any records or other information that may be necessary for the winding down of the Company, the Company’s preparation of any Tax Return related to the Acquired Assets or the Business, or the Company’s defense of Litigation in respect of Taxes related to the Acquired Assets or the Business.

6.6.          Real Property Matters.  Except as provided herein, Buyer agrees that it has undertaken all inspections of the Real Property that Buyer has deemed necessary and appropriate.  Except as provided herein, Buyer is purchasing the Real Property based upon its own investigation and inquiry and is not relying on any representation of Seller or other person and is agreeing to accept and purchase the Real Property “as is, where is”.

6.7.          Distilled Spirits Bond.  As soon as possible, but no later than the date that is sixty (60) days following the Closing Date (the “Bond Deposit Release Date”), Buyer will cause the release to Seller of the Two Hundred Thousand Dollars ($200,000.00) in cash collateral, and all interest payable on such collateral (such collateral and all interest payable on such collateral, the “Bond Deposit”), deposited with Old Republic Surety Company pursuant to Distilled Spirits Bond Number RLI 625838 issued in connection with the Alcohol Fuel Producer Permit No. AFP-IL-15055.  If such release does not occur on or prior to the Bond Deposit Release Date, on the day following the Bond Deposit Release Date, Buyer will pay to Seller an amount equal to the Bond Deposit in exchange for the transfer by Seller to Buyer of all of Seller’s rights to and interests in the Bond Deposit.

6.8.          Turbine Lease.  As promptly as reasonably practicable, but in no event later than February 1, 2011, Buyer shall cause the termination of that certain Master Lease Agreement No. 801088 dated as of June 30, 2006, as amended, by and between IFC Credit Corporation and Central Illinois Energy, L.L.C., without requiring any further action by Seller.

VII.  CONDITIONS TO CLOSING

7.1.          Conditions to Buyer’s Obligations.  The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction of each of the following conditions precedent at or prior to the Closing, or written waiver of the same in whole or in part executed and delivered by Buyer to Seller at or prior to the Closing:

(a)           Seller’s representations and warranties set forth in Article III shall be true and correct in all material respects (and those representations and warranties that are qualified with the use of the word “material” or similar words shall be true and correct in all respects) on the date of this Agreement and at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date shall be true and correct in all material respects (and those representations and warranties that are qualified with the use of the word “material” or similar words shall be true and correct in all respects) on and as of such date;

(b)           Seller shall have performed and complied, in all material respects, with each of its agreements and obligations contained in this Agreement that are contemplated hereunder to be performed prior to or at the Closing;

(c)           Each of the Required Consents shall have been confirmed in writing in form and substance reasonably satisfactory to Buyer, shall have been duly executed and delivered by the applicable consenting Person to Buyer and to Seller and shall be in full force and effect;

(d)           No Litigation shall be pending or threatened challenging or seeking to prevent or delay consummation of any of the Transaction;

(e)           No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable that prohibits or restricts in any way, or that would reasonably be expected to result directly or indirectly in the prohibition or restriction in any way of, the enforceability of any of Seller’s obligations under this Agreement, the consummation of any of the Transaction or the Closing;

(f)            Seller shall have executed, obtained and delivered to Buyer each of the agreements, certificates, governmental transfers, instruments and other documents that Seller is obligated to execute, obtain and deliver pursuant to Section 2.7(b)(i), and such agreements, government transfers, certificates and instruments so executed, obtained and delivered shall be in full force and effect;

(g)           Releases of all Encumbrances on the Acquired Assets other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of Owned Real Property, financing statement terminations and other collateral agreement releases, shall have been confirmed in writing in form and substance reasonably satisfactory to Buyer, shall have been duly executed and delivered by the applicable releasing person or entity to Buyer and to Seller and shall be in full force and effect or shall otherwise be in a form and substance satisfactory to Buyer;

(h)           Seller shall not have filed a petition for, and no involuntary petition shall have been filed by any third party for, Seller’s bankruptcy; and

(i)            Buyer shall have obtained the fairness opinion regarding the Transaction required by Buyer’s debt agreements.

7.2.          Conditions to Seller’s Obligations.  The obligation of Seller to take the actions required to be taken by it at the Closing is subject to the satisfaction of each of the following conditions precedent at or prior to the Closing, or written waiver of the same in whole or in part executed and delivered by Seller to Buyer at or prior to the Closing:

(a)           Buyer’s representations and warranties set forth in Article IV shall be true and correct in all material respects (and those representations and warranties that are qualified with the use of the word “material” or similar words shall be true and correct in all respects) on the date of this Agreement and at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true and correct in all material respects (and those representations and warranties that are qualified with the use of the word “material” or similar words shall be true and correct in all respects) on and as of such date;

(b)           Buyer shall have performed and complied, in all material respects, with each of its agreements and obligations contained in this Agreement that are contemplated hereunder to be performed prior to or at the Closing;

(c)           No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable that prohibits or restricts in any way, or that would reasonably be expected to result directly or indirectly in the prohibition or restriction in any way of, the enforceability of any of Buyer’s obligations under this Agreement, the consummation of any of the transactions contemplated by this Agreement or the Closing;

(d)           Buyer shall have executed and delivered to Seller each of the agreements, certificates, instruments and other documents that Buyer is obligated to execute and deliver pursuant to Section 2.7(b)(ii) and 2.7(b)(iii), and such agreements, certificates and instruments so executed and delivered shall be in full force and effect.

VIII.  TERMINATION

8.1.          Termination.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written Consent of Buyer and Seller;

(b)           or by Seller, if:

(i)            Buyer has breached any representation, warranty, agreement or obligation contained in this Agreement in any material respect (or, with respect to those representations and warranties that are qualified with the use of the word “material” or similar words, in any respect) and provided that Seller is not itself in material breach of any representation, warranty, agreement or obligation contained in this Agreement at the time Seller seeks to terminate the Agreement pursuant to this Section 8.1(b)(i); or

(ii)           the transactions contemplated by this Agreement have not been consummated on or before the Drop Dead Date; provided, that Seller will not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure to consummate such transactions on or before such date results from Seller’s breach of any representation, warranty, agreement or obligation contained in this Agreement; or

(iii)          a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction by any Governmental Entity that prohibits the Closing; or

(iv)          any of the conditions set forth in Section 7.2 have become impossible to satisfy;

(c)           or by Buyer, if:

(i)            the Company has breached any representation, warranty, agreement or obligation contained in this Agreement in any material respect (or, with respect to those representations and warranties that are qualified with the use of the word “material” or similar words, in any respect) and provided that Buyer is not itself in material breach of any representation, warranty, agreement or obligation contained in this Agreement at the time Buyer seeks to terminate the Agreement pursuant to this Section 8.1(c)(i); or

(ii)           the transactions contemplated by this Agreement have not been consummated on or before the Drop Dead Date; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if the failure to consummate such transactions on or before such date results from Buyer’s breach of any representation, warranty, agreement or obligation contained in this Agreement; or

(iii)          a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction by any Governmental Entity that prohibits the Closing;

(iv)          any of the conditions set forth in Section 7.1 have become impossible to satisfy; or

(v)           if any circumstance exists or event has occurred or failed to occur that triggers Seller’s obligation to refund the Deposit to Buyer pursuant to the terms of Section 8.2.

8.2.          Effect of Termination.  In the event of termination of this Agreement by either Buyer or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Buyer or their respective Representatives (except for this Section 8.2 and Section 10.1 which shall survive the termination); provided, however, that if Buyer or the Company terminate this Agreement pursuant to Section 8.1(b)(i) or 8.1(c)(i), as the case may be, then the rights of the non-breaching party to pursue all legal remedies for Losses such party suffers will survive such termination unimpaired and no election of remedies will have been deemed to have been made.  Nothing contained in this Section 8.2 shall relieve any party hereto from any liability arising out of a claim for fraud (in the inducement with respect to the Transaction or otherwise) or willful failure to fulfill any condition set forth in this Agreement prior to such termination, and either party shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of the other party contained in this Agreement in any court of competent jurisdiction.

In the event of termination of this Agreement by either Buyer or the Company, as provided in Section 8.1, Seller shall retain the deposit and have no obligation to Buyer with respect thereto.  The foregoing notwithstanding, upon either a Bankruptcy Filing or upon Buyer’s delivery to Seller of written notice of a Seller Breach (“Notice of Breach”) and Seller’s subsequent failure to cure such Seller Breach within 7 days after receipt of such Notice of Breach and, provided that Buyer is not in breach of any of Buyer’s material obligations contained in this Agreement and/or has not refused to close the Transaction in breach of this Agreement, Buyer shall thereafter have the right, in Buyer’s discretion, (a) to demand a return of the Deposit and Seller shall return such Deposit within two (2) business days after such demand for return of the Deposit is delivered to Seller in writing or (b) to enforce its remedy of specific performance pursuant to Section 10.11.  For purposes of the foregoing, “Bankruptcy Filing” shall mean a filing by which Seller and/or the assets of the Seller are placed under the jurisdiction of the U.S. Bankruptcy Court, whether under a Chapter 7 or Chapter 11 proceeding and whether voluntarily filed by Seller or as an involuntary proceeding instituted by any creditor of Seller, and such proceeding is not dismissed within 30 days of filing, and “Seller Breach” shall mean (i) use by Seller or its affiliates of any material portion of the Deposit in a manner other than as set forth in Paragraph 7(c) of the Letter of Intent, (ii) the incurrence by Seller of any additional material indebtedness or suffering of any additional material lien on any of its assets other than in the Ordinary Course of Business, (iii) any material diminution in value of the Acquired Assets as a result of a casualty loss with respect to the fixed assets located at the Facility, or (iv) a refusal by or the inability of Seller to close the Transaction (other than pursuant to Section 8.1(b)), or to satisfy a material condition of closing set forth in Section 7.1, or upon a breach of any of Seller’s material obligations set forth in this Agreement and required to be performed prior to Closing.

IX.  INDEMNIFICATION

9.1.          Survival of Representations, Warranties and Covenants.  The representations and warranties contained in Article III and Article IV hereof, and the indemnification obligations of the Company and Buyer with respect thereto, shall survive the Closing Date for a period ending at the close of business (local time at the Facility) on the date that is twelve (12) months after the Closing Date; provided that the representations and warranties of Seller set forth in the first two sentences of Section 3.4 (the “Title and Authority Reps”) shall survive indefinitely.  Any covenant or agreement undertaken by the Company or Buyer, as applicable, under this Agreement, and the respective indemnification obligations of the Company and Buyer, as applicable, with respect thereto shall survive the Closing Date for a period ending at the close of business (local time at the Facility) on the date that is twelve (12) months after the Closing Date (or such longer time as specified in the applicable covenant or agreement, if any).

9.2.          Indemnification by Seller.

(a)           Subject to the limitations contained in this Section 9.2, following the Closing, Seller shall indemnify the Buyer Indemnitees and hold them harmless against any Loss a Buyer Indemnitee may suffer, sustain or become subject to prior to the expiration of the survival period under Section 9.1, whether or not actually incurred or paid prior to the expiration of such survival period, as a result of (i) any breach of any of the representations and warranties of the Company contained in Article III of this Agreement, (ii) any breach of, or failure to perform, any agreement of the Company, to the extent such breach or failure to perform is not waived in writing by Buyer, under this Agreement, and (iii) any event arising from the operation or ownership of or conditions occurring with respect to the Business or the Acquired Assets prior to the Closing, including the Retained Liabilities, but not including the Assumed Liabilities (collectively, “Buyer Losses”).

(b)           Except with respect to the Retained Liabilities, no claim for indemnification under Section 9.1(a) shall be made by a Buyer Indemnitee with respect to any breach resulting in an individual item of Loss, or related items of Losses arising out of substantially similar facts and circumstances, unless and until the amount of such Losses suffered by the Buyer Indemnitee exceeds $5,000, at which point a claim can be made for the entire amount of such Losses.

(c)           Except with respect to the Retained Liabilities, no claim for indemnification under Section 9.1(a) shall be made by a Buyer Indemnitee unless and until the aggregate amount of all Losses for which claims are allowed under Section 9.1(b) suffered by the Buyer Indemnittees exceeds $50,000 (the “Basket Amount”), in which case Seller shall be liable to the Buyer Indemnitees for the amount of all such Losses in excess of the Basket Amount.

(d)           Except with respect to the Retained Liabilities, Buyer and all other Buyer Indemnitees shall have recourse only against the undisbursed Indemnification Escrow Deposit with respect to any Losses, in accordance with the terms of the Indemnification Escrow Agreement.  For the avoidance of doubt, except with respect to the Retained Liabilities, Seller shall have no liability separate from, or in addition to, the undisbursed Indemnification Escrow Deposit.

9.3.          Indemnification by Buyer.

(a)           Subject to the limitations contained in this Section 9.3, following the Closing, Buyer agrees to indemnify the Seller Indemnitees and hold them harmless against any Losses which the Seller Indemnitees may suffer, sustain or become subject to prior to the expiration of the survival period under Section 9.1, whether or not actually incurred or paid prior to the expiration of such survival period, as a result of (i) any breach of any of the representations and warranties of Buyer contained in this Agreement, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement to the extent such breach or failure to perform is not waived in writing by Company and (iii) any event arising from the operation or ownership of or conditions occurring with respect to the Business or the Acquired Assets following the Closing, including with respect to the Assumed Liabilities, but not including the Retained Liabilities.

(b)           Except with respect to the Assumed Liabilities and the agreement of Buyer set forth in Section 6.8, no claim for indemnification under Section 9.3(a) shall be made by a Seller Indemnitee with respect to any breach resulting in an individual item of Loss, or related items of Losses arising out of substantially similar facts and circumstances, unless and until the amount of such Losses suffered by the Seller Indemnitee exceeds $5,000, at which point a claim can be made for the entire amount of such Losses.

(c)           Except with respect to the Assumed Liabilities and the agreement of Buyer set forth in Section 6.8, no claim for indemnification under Section 9.3(a) shall be made by a Seller Indemnitee unless and until the aggregate amount of all Losses for which claims are allowed under Section 9.3(b) suffered by the Seller Indemnitees exceeds the Basket Amount, in which case Buyer shall be liable to the Seller Indemnitees for the amount of all such Losses in excess of the Basket Amount.

(d)           Except with respect to the Assumed Liabilities and the agreement of Buyer set forth in Section 6.8, Seller and all other Seller Indemnitees shall have no recourse against Buyer with respect to any Losses in excess of an aggregate amount of $500,000 (the “Cap Amount”).   Except with respect to the Assumed Liabilities and the agreement of Buyer set forth in Section 6.8, Buyer shall have no liability separate from, or in addition to, the Cap Amount.

9.4.          Method of Asserting Claims; Limitations.

(a)           As used herein, an “Indemnified Party” shall refer to a “Buyer Indemnitee” or “Seller Indemnitee”, as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such Notifying Party’s Indemnified Parties.

(b)           In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for which the liability or the costs or expenses are Losses (any such third party action or proceeding being referred to as a “Claim”), the Notifying Party shall give the Indemnifying Party prompt notice thereof, with (in the event that Buyer is the Indemnified Party) a copy to the Escrow Agent.  The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend a Claim.  The Indemnifying Party shall be entitled to contest and defend such Claim; provided, however, that (i) the Indemnifying Party may only assume control of such defense if the aggregate damages actually specified in the relevant Claim (as opposed to any damages generally claimed, but not specified) is less than or equal to two times the maximum aggregate amount of Losses for which the Indemnifying Party is liable under this Article IX, and (ii) the Indemnifying Party may not assume control of the defense of a Claim alleging criminal liability of the Indemnified Party or in which equitable relief that would have a material adverse effect on the Indemnified Party is sought against the Indemnified Party.  Notice of the intention to contest and defend any such Claim shall be given by the Indemnifying Party to the Notifying Party within 20 days after the Notifying Party’s notice of such Claim (but in all events, at least five Business Days prior to the date that an answer to such Claim is due to be filed).  The Notifying Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party. The Notifying Party shall be kept reasonably informed of such Claim at all stages thereof whether or not it is so represented.  If the Indemnifying Party does not notify the Notifying Party within 20 days after receipt of a Claim that the Indemnifying Party elects to undertake the defense thereof, the Notifying Party shall have the right to defend at the expense of the Indemnifying Party the Claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any Claim at any time prior to settlement or final determination thereof.  If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents shall not be unreasonably delayed or withheld, unless such concession, settlement or compromise contains an unconditional release of the Indemnified Party.  Notwithstanding the foregoing, in the event that the Claim is covered by insurance, the Indemnified Party shall tender the defense of such Claim to the Indemnified Party’s insurers, and take all other action reasonably required to result in such insurers assuming the defense of such Claim, prior to seeking any indemnification from the Indemnifying Parties.

(c)           In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party, with (in the event that Buyer is the Indemnified Party) a copy to the Escrow Agent.  Any written notice of a claim shall set forth with reasonable specificity the basis of the claim and, to the extent possible, a reasonable estimate of the amount of such claim.  If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 20 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in Section 9.2 or Section 9.3, as applicable, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Notifying Party shall proceed in good faith to negotiate a resolution of such dispute.  If the dispute is not resolved through such negotiations within 45 days after the delivery of the Notifying Party’s notice of such claim, each party shall be entitled to seek any remedy to which such party is entitled at law or in equity.  Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall pay the amount of any Loss, if any, no later than 10 Business Days following the determination of the Indemnifying Party’s liability (whether such determination is made pursuant to the procedures set forth in this Section 9.4(c), by agreement between the Indemnifying Party and the Notifying Party or by final adjudication).

(d)           After the Closing, the rights set forth in this Article IX shall be each party’s sole and exclusive remedies against the other parties hereto for breach of any representation, warranty or covenant contained in this Agreement.

(e)           All Losses recoverable by an Indemnified Party shall be net of insurance proceeds actually received and any amounts such Indemnified Party actually recovers from third parties (including third party indemnification and payments on applicable accounts receivable).

(f)            Any indemnification payable under this Article IX shall be, to the extent permitted by Law, an adjustment to the Purchase Price.

X.  GENERAL

10.1.        Press Releases and Announcements.  Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Seller, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as mutually agreed upon by Buyer and the Seller.  Buyer will have the right to be present for any such in-person announcement by the Seller.  Unless consented to by the other party or required by Law, Buyer and the Seller will keep the terms and conditions contained in this Agreement and in the other

Transaction Agreements confidential. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, each party shall be permitted to make such disclosures regarding the Transaction, this Agreement and the other Transaction Agreements as are required by applicable Law, regulation or order of court of competent jurisdiction or in connection with the enforcement of its rights under any Transaction Agreement.

10.2.        Expenses.  Except as otherwise expressly provided for in this Agreement, the Seller, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

10.3.        Amendment and Waiver.  This Agreement may not be amended, each and any provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and each and any Consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

10.4.        Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device during normal business hours or the next Business Day if sent after normal business hours (provided in each case that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer:

Aventine Renewable Energy Holdings, Inc.

120 North Parkway

P.O. Box 1800

Pekin, IL 61555-1800

Attention:  Tom Manuel

Facsimile:  (309) 347-8541

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Ave., Suite 4100

Dallas, TX 75201

Attention:  Joseph L. Motes III

Facsimile:  (214) 969-4343

If to Seller:

New CIE Energy Opco, LLC

c/o Whitebox Advisors LLC

3033 Excelsior Blvd., Suite 300

Minneapolis, MN 55416

Attention:  Bruce Nordin

Facsimile:  (612) 253-6100

With a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402-1498

Attention:  Jeffrey N. Saunders, Esq.

Facsimile:  (952) 516-5689

10.5.        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other party to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Subsidiaries or Affiliates of Buyer, so long as Buyer remains responsible for and unconditionally guarantees the performance of all of its obligations under this Agreement.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

10.6.        No Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement other than other persons or entities to whom indemnification provisions contained in this Agreement apply in accordance with such provisions and their respective successors and assigns.  This Agreement does not amend and nothing in this Agreement shall be construed as amending any Plan or benefit program of either Buyer or the Company.  This Agreement does not confer any rights, benefits, or remedies of any nature whatsoever on the participants and beneficiaries under such Plans and benefit programs.

10.7.        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.8.        Complete Agreement.  This Agreement and the Letter of Intent, including all exhibits hereto and thereto, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

10.9.        Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which counterparts need not contain the signatures of more than one party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument.  A signature delivered by facsimile or other electronic transmission will be considered an original signature.

10.10.      Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

10.11.      Specific Performance.  Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which such party may be entitled, at Law or in equity (without any requirement that the party seeking such relief provide any bond or other security).  The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

10.12.      Jurisdiction.  Each of the parties hereto submits to the exclusive jurisdiction of the chancery courts of the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  Process in any proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world by sending or delivering a copy of the process to the party to be served.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Nothing in this Section 10.12  will affect the right of any party to serve legal process in any other manner permitted by Law or in equity.

10.13.      Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a Consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

10.14.      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, Buyer and the Company have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Thomas Manuel
	Name:	Thomas Manuel
	Title:	CEO

Signature Page to Asset Purchase Agreement

THE COMPANY:

NEW CIE ENERGY OPCO, LLC

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Director

Signature Page to Asset Purchase Agreement